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                                                                              14
                           RPM, INC. AND SUBSIDIARIES
                           --------------------------
               CONSOLIDATED STATEMENTS OF COMPUTATIONS OF EARNINGS
               ---------------------------------------------------
                  PER COMMON SHARE AND COMMON SHARE EQUIVALENTS
                  ---------------------------------------------
                                   (Unaudited)
                                                                    Exhibit 11.1
                                                                    ------------
                    (In thousands, except per share amounts)

                                                                  Nine Months Ended          Three Months Ended
                                                                     February 28,               February 28,
                                                              ----------------------      ----------------------

                                                                 1999          1998          1999          1998
                                                              --------      --------      --------      --------

SHARES OUTSTANDING
     For computation of basic earnings per
        common share

            Weighted average shares                            108,366        98,174       110,707        98,278
                                                              --------      --------      --------      --------
            Total shares for basic earnings
                 per share                                     108,366        98,174       110,707        98,278
                                                              --------      --------      --------      --------

     For computation of diluted earnings
        per common share

            Net issuable common share equivalents                  653           907           528           947

            Additional shares associated with
                conversion of convertible securities             2,773          --            --            --

            Additional shares issuable assuming
                conversion of convertible securities              --          12,185          --          12,185
                                                              --------      --------      --------      --------

           Total shares for diluted
                  earnings per share                           111,792       111,266       111,235       111,410
                                                              ========      ========      ========      ========

NET INCOME
     Net income applicable to common shares for
         basic earnings per share                             $ 59,066      $ 55,157      $  6,130      $  5,526
            Add  back interest net of tax on convertible
               securities assumed to be converted                1,002         4,112          --           1,384
                                                              --------      --------      --------      --------
     Net income applicable to common shares for
         diluted earnings                                     $ 60,068      $ 59,269      $  6,130      $  6,910
                                                              ========      ========      ========      ========

     Basic Earnings Per Common Share                            $ .55         $ .56         $ .06         $ .06
                                                                =====         =====         =====         =====

     Diluted Earnings Per Common Share                          $ .54         $ .53         $ .06         $ .06
                                                                =====         =====         =====         =====

The accompanying notes to consolidated financial statements are an integral part of these statements.